Exhibit 99.4
HYPOTHECATION OF MOVABLES

BETWEEN:	VERSO TECHNOLOGIES, INC., a legal person duly incorporated and subsisting under the laws of Minnesota, having its principal office at 400 Galleria Parkway, Suite 200, in the City of Atlanta, State of Georgia, 30339, herein acting and represented by Juliet M. Reising, its Executive Vice President and Chief Financial Officer, duly authorized in virtue of a Resolution of its Board of Directors duly enacted on September 8, 2006;

(hereinafter referred to as the “Grantor”)

AND:	LAURUS MASTER FUND, LTD., a corporation duly incorporated and subsisting under the laws of the Cayman Islands, having its principal place of business c/o Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, in the City of New York, U.S.A. 10022, herein acting and represented by David Grin, Director, duly authorized for the purposes hereof as declared,

(hereinafter referred to as the “Creditor”)
WHEREAS the Creditor has entered and/or will enter into arrangements with the Grantor whereby the Grantor is or may hereafter become indebted to the Creditor;
WHEREAS the Grantor had agreed, as security for payment of such indebtedness, to hypothecate the “Charged Property” (as hereinafter defined) in favour of the Creditor; and,
WHEREAS the Grantor carries on an enterprise;
THE PARTIES AGREE AS FOLLOWS:
1.	PREAMBLE

1.1.	The preamble forms part hereof as if recited at length herein.

2.	DEFINITIONS

2.1.	Unless the context otherwise requires, the following expressions will have the respective meanings hereinafter set forth:
(a) “Ancillary Agreements” shall have the meaning ascribed thereto in the Security Agreement, as each may be amended, modified, restated or supplemented from time to time;
(b) “Charged Property” means all of the movable property enumerated and/or referred to in Clause 3.1 hereof;
(c) “Claims” means, collectively, all accounts receivable, book accounts, book debts, debts, claims, monies, rentals, revenues, incomes, loans receivable, demands, rebates, refunds, amounts owing by or claimable from the crown, state or government or any departments, agents or agencies thereof and choses in action which now are or which may at any time hereafter be due or owing to or owned by the Grantor or in which the Grantor now or hereafter has any other interest and all security interests, hypothecs, assignments, guarantees, bills of exchange, notes, chattel paper, negotiable instruments, contracts, invoices, books of account, letters of credit and other documents and rights now held or owned or which may be hereafter held or owned by the Grantor or any third party on behalf of the Grantor in respect of any of the foregoing and all rights of an unpaid vendor, including rights to merchandise returned, repossessed or recovered;
(d) “Costs” means:
(i)	all costs and expenses (including, without limitation, all costs and expenses referred to herein and/or in the Security Agreement) which may hereafter be incurred, in any manner and under any circumstances, by and/or on behalf of the Creditor in and/or relating to (i) the enforcement of the Hypothec, (ii) the sale and/or disposal of any of the Charged Property forming the object of the Hypothec, and/or (iii) dealing with the Charged Property forming the object of the Hypothec;

(ii)	any and all fees, disbursements and applicable sales taxes incurred by any professionals (including, without limitation, any attorneys, receivers, trustees, monitors and/or consultants) which may hereafter be engaged by and/or on behalf of the Creditor or for which the Creditor may hereafter become obliged for and/or pertaining to (i) the enforcement of the Hypothec, (ii) the sale and/or disposal of any of the Charged Property forming the object of the Hypothec, and/or (iii) dealing with the Charged Property forming the object of the Hypothec; and

(iii)	any and all other costs and expenses, of any nature or form whatsoever, which may hereafter be incurred by and/or on behalf of the Creditor or for which the Creditor may hereafter become obliged, under any circumstances whatsoever, for and/or pertaining to (i) the enforcement of the Hypothec, (ii) the sale and/or disposal of any of the Charged Property forming the object of the Hypothec, and/or (iii) dealing with the Charged Property forming the object of the Hypothec, to the extent that, in accordance with the Law, same are not secured by the Hypothec;
(e) “Documents of Title” means, collectively, all documents of title, whether negotiable or non-negotiable including, without limitation, all warehouse receipts and bills of lading in which the Grantor now or hereafter has an interest;
(f) “Equipment” means, collectively, all machinery, equipment, furniture, fixtures, materials, supplies, appliances, dyes, molds, tanks, vehicles, furnaces, boilers, motors, engines, accessories and tools now owned or hereafter acquired by the Grantor, whether or not the same be affixed to any immovable property or used upon or in connection therewith, together with all present and future improvements, appurtenances and accessories thereto;
(g) “Hypothec” means collectively the hypothecation and the additional hypothecation of the Charged Property by the Grantor in favour of the Creditor created pursuant to Clauses 3.1 and 3.2 hereof;
(h) “Hypothec Amount” means the sum of Twenty-Five Million Dollars ($25,000,000);
(i) “Insurance” means, collectively, all insurance policies relating directly or indirectly to any of the Charged Property or any part thereof and all rights and claims under all policies of insurance of whatever nature including, without limitation, under life insurance policies and under insurance against loss or damage;
(j) “Intangible Property” means, collectively, all incorporeal property now owned or hereafter acquired by the Grantor or its interest therein including, without limitation, all patents and patents pending, registered and unregistered trade marks, trade or brand names, service marks, copyrights, industrial designs, formulae, processes, trade secrets, goodwill, contractual rights, licences and permits;
(k) “Interest Rate” means Twenty-Five percent (25%) per annum;
(l) “Inventory” means, collectively, all property in stock and inventory now owned and hereafter acquired by the Grantor including, without limitation, all raw materials, goods in process, finished goods, goods in transit and all packaging and shipping materials and all materials and merchandise procured for the manufacture or production thereof and all goods, wares and merchandise held for sale, lease or resale or furnished or to be furnished under contracts for service or used or consumed in the business of the Grantor;
(m) “Law” means the Civil Code of Québec;
(n) “Monies” means, collectively, all monies, cash, foreign currencies and credits in which the Grantor now or hereafter has an interest;
(o) “Notes” shall have the meaning ascribed thereto in the Security Agreement;
(p) “Obligations” means and includes all debts, liabilities and obligations owing by the Grantor to the Creditor arising under, out of, or in connection with: (i) the Security Agreement and (ii) the Ancillary Agreements (collectively, the “Documents”) and in connection with any documents, instruments or agreements relating to or executed in connection with the Documents or any documents, instruments or agreements referred to therein or otherwise, and in connection with any other indebtedness, obligations or liabilities of the Grantor to the Creditor, whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise, in each case, irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral therefore or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations, in any case commenced by or against the Grantor under Title 11, United States Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act, including, without limitation, obligations or indebtedness of the Grantor for post-petition interest, fees, costs and charges that would have accrued or been added to the Obligations but for the commencement of such case;
(q) “Proceeds” means, collectively, all property in any form derived directly or indirectly from any dealings with any of the Charged Property including:
(i)	identifiable or traceable personal or movable property that is derived directly or indirectly with any dealing with the Charged Property or proceeds of the Charged Property and in which the Grantor acquires an interest;

(ii)	an insurance or other payment that represents indemnity or compensation for loss of or damage to the Charged Property or proceeds of the Charged Property or a right to such a payment; and

(iii)	a payment made in total or partial discharge or redemption of chattel paper, a security, an instrument, an intangible or incorporeal property;

(r) “Records” means, collectively, all computer programs, firmware and software and all computer and other records and data, whether in hard copy or otherwise, pertaining to any of the Charged Property and the equipment containing same and owned by the Grantor;
(s) “Securities” means, collectively, all shares, stocks, warrants, bonds, debentures, debenture stock, and other securities, now or hereafter owned and/or held by the Grantor, in which the Grantor now or hereafter has an interest;
(t) “Security” means the Hypothec and rights created in the Creditor’s favour hereunder excluding, however, the Separate Hypothec;
(u) “Security Agreement” means that certain “Security Agreement” dated as of September 20, 2006 executed or to be executed among, inter alia, the Grantor and the Creditor, as well as any and all future amendments, supplements and/or addendum thereto and/or renewals, replacements and/or restatements thereof; and
(v) “Separate Hypothec” means the further and separate hypothecation of the Charged Property by the Grantor in favour of the Creditor created pursuant to Clause 8.2 hereof.
3.	HYPOTHEC AND ADDITIONAL HYPOTHEC

3.1.	Hypothec
As continuing and collateral security for the payment and the fulfillment of the Obligations by the Grantor to and in favour of the Creditor as well as the payment and fulfillment of all of the obligations of the Grantor hereunder, the Grantor hereby hypothecates to and in favour of the Creditor for and in the Hypothec Amount together with interest thereon at the Interest Rate (both before and after maturity, demand, default and judgment), the following movable property of the Grantor, wherever situate, and all renewals thereof, accretions thereto, replacements thereof, substitutions therefore as well as everything united thereto by accession, namely:
3.1.1 As a universality, the Claims;
3.1.2 As a universality, the Documents of Title;
3.1.3 As a universality, the Proceeds;
3.1.4 As a universality, the Records;
3.1.5 As a universality, the Monies;
3.1.6 As a universality, the Securities;
3.1.7 As a universality, the Insurance;
3.1.8 As a universality, the Intangible Property;

3.1.9 As a universality, the Inventory;
3.1.10 As a universality, the Equipment; and
3.1.11 As a universality, all other corporeal and incorporeal movable property, assets, rights and undertakings of any nature and kind, now owned or hereafter acquired by the Grantor.
3.2.	Additional Hypothec
In order to further secure the performance and observance of all the Grantor’s obligations hereunder, the Grantor hereby further hypothecates all of the Charged Property to and in favour of the Creditor for and in an additional amount equal to twenty-percent (20%) of the Hypothec Amount.
3.3.	Dealings with Charged Property
Notwithstanding the existence of the Security and/or the Separate Hypothec over the Charged Property:
(a) Subject to Clause 6 hereof, the Creditor authorizes the Grantor to collect the Claims as they fall due; and
(b) Until such time as an Event of Default has occurred and is continuing, nothing will prevent the Grantor from selling, disposing of or dealing with any of the Inventory in the ordinary course of its business, provided that the Security and/or the Separate Hypothec shall continue to extend to any proceeds resulting from the disposition of any Inventory and on any rights to such Inventory which are retained or reacquired at any time by the Grantor.
3.4.	Voting and Other Rights
3.4.1 Should any of the Charged Property consist of any shares, bonds, debentures, warrants or any other securities or instruments entitling the Grantor to exercise any voting rights, redemption rights, conversion rights or any other rights or privileges whatsoever, the Creditor shall, if an Event of Default has occurred and is continuing, be entitled (but not obliged) to become the registered or named holder or beneficiary thereof as well as to fully exercise all of such rights or privileges on behalf of the Grantor and in such manner and at such times as the Creditor deems appropriate. The Creditor’s becoming the registered or named holder or beneficiary of any Charged Property or the Creditor’s exercise of any of such rights or privileges shall neither necessitate nor constitute the exercise by the Creditor of any of its rights under Clause 5.1 hereof. The Creditor shall not, in any manner whatsoever, be responsible or liable to the Grantor or any other person(s) resulting from either the failure by the Creditor to exercise any of the foregoing rights or privileges or the manner or timing of the Creditor’s exercise of any of the foregoing rights or privileges;

3.4.2 Should any of the Charged Property consist of any certificate of deposit, investment certificate or any other debt instrument or evidence of indebtedness issued by the Creditor, then, notwithstanding any restrictions or prohibitions regarding negotiability or transferability attaching to same, such restrictions or prohibitions shall, as between the Creditor and the Grantor, be completely inapplicable and any such certificate of deposit, investment certificate or any other debt instrument or evidence of indebtedness issued by the Creditor shall be deemed for all purposes to have been properly hypothecated and delivered to the Creditor and in the Creditor’s full possession by the mere retention thereof by the Creditor and/or its representatives.
3.4.3 Should any of the Charged Property consist of cash, monies, funds on deposit with the Creditor or any certificate of deposit, investment certificate or any other debt instrument or evidence of indebtedness (whether issued by the Creditor or any other person[s]), then, subject only to the notification and other formalities strictly required by law, the Creditor shall be entitled to exercise its rights to sell any of the foregoing by the Creditor’s simply obtaining payment of the proceeds thereof. The exercise of such rights by the Creditor shall not, in any manner whatsoever, constitute a taking in payment of any of the foregoing property.
4.	EVENT OF DEFAULT

4.1	The occurrence of any “Event of Default” under and as defined in the Security Agreement shall ipso facto and automatically constitute and is hereafter defined as an “Event of Default” hereunder.

5.	REMEDIES IN CASE OF DEFAULT

5.1	Upon the occurrence and during the continuance of an Event of Default, the Creditor, without the necessity of any notice or formality (other than those strictly required under the Law) shall immediately be entitled to:
5.1.1	exercise all available rights and recourses against the Grantor and/or the Charged Property including, without limitation, any and all of the hypothecary rights in respect of the whole or any portion of the Charged Property in accordance with Law; and/or

5.1.2	exercise different and separate hypothecary rights and/or other rights and recourses against different portions (or components of portions) of the Charged Property as the Creditor sees fit and the Creditor shall at all times be entitled, subject only to such notification or formalities as strictly required by Law, to change or substitute any hypothecary rights and/or other rights and recourses for other hypothecary rights and/or other rights and recourses as it sees fit.

5.2	Additional Rights
Upon the occurrence of and during the continuance of an Event of Default:
5.2.1	Administration after Surrender
In the event that the Creditor obtains the surrender of the whole or any portion of the Charged Property and until such time as such Charged Property is restored to the Grantor or, as regards any portion thereof, the Creditor has concluded a recourse by way of taking in payment, sale by the Creditor, sale under judicial authority or otherwise, or in the event that the Creditor withdraws the Grantor’s right to collect the Claims, then, subject to applicable Law:
(a) The Creditor will be entitled to generally delegate the whole or any part of the administration of any Charged Property (including without limitation, the exercise of all discretionary powers) to such person(s) as the Creditor may designate or re-designate in the Creditor’s sole discretion (any such person being herein referred to as an “Administrator”);
(b) The Creditor and any Administrator will be entitled to reimbursement of all costs and expenses (including, without limitation, all costs, expenses and reasonable fees incurred by any attorneys or other persons engaged by the Creditor or the Administrator in order to assist in such administration or any matter pertaining thereto), as well as all reasonable fees of the Creditor and the Administrator incurred in such administration, all of which may be charged by the Creditor against any fruits, revenues or proceeds of alienation of the whole or any portion of the Charged Property;
(c) The Creditor or the Administrator may alienate any Charged Property which by its nature is destined for alienation in the course of the operation of the enterprise of the Grantor, by onerous title in such manner as it, in its sole discretion, deems appropriate, the whole notwithstanding that it may have only simple administration of the Charged Property;
(d) The Creditor will be entitled to acquire the whole or any portion of any Charged Property alienated by onerous title in the course of any administration thereof;
(e) In the event that the Creditor or the Administrator acquires full administration of any Charged Property, neither the Creditor nor the Administrator will be under any obligation whatsoever to make such Charged Property productive, increase such Charged Property or the value thereof or appropriate such Charged Property to any purpose other than payment of the Obligations;
(f) The Creditor and the Administrator will be entitled, whether or not for value, to renounce to any right affecting, benefiting, pertaining to and/or forming part of any Charged Property administered by either of them;

(g) Neither the Creditor nor the Administrator will be obliged, in any manner whatsoever, to prepare any inventory of any Charged Property, insure any Charged Property, take any steps to preserve rights against others with respect to instruments, securities or chattel paper, keep the Charged Property identifiable or give any security for any Charged Property or their administration thereof. Should the Creditor or the Administrator, in its discretion, insure the whole or any portion of any Charged Property, the costs and expenses of any insurance shall form part of the costs and expenses referred to in subparagraph (b) hereof;
(h) The Creditor and the Administrator may change the destination of the whole or any portion of any Charged Property under their administration and will not be bound to continue the use or operation of any Charged Property under their administration which produces fruits or revenues; and
(i) The Creditor and the Administrator will only be obliged to render an account to the Grantor upon the written request of the Grantor and once the Creditor or Administrator has determined, to its satisfaction, the details of such account.
5.2.2 Taking in payment
In the event that the Creditor exercises its right to become the absolute owner of the Charged Property or any part thereof, the Grantor, concurrently with surrender or at any time thereafter at the request of the Creditor, will sign a voluntary deed or agreement providing for the Creditor to take in payment the Charged Property or any part thereof. In the event that the Grantor requires the Creditor to sell any such Charged Property, the Grantor acknowledges that the Creditor will not be required to abandon its recourse of taking in payment unless, before the expiration of the delay to surrender, the Creditor: (i) shall have been reimbursed the costs it has incurred; and (ii) shall have been advanced all amounts necessary for the sale of the Charged Property in question.
All expenditures and improvements made by any holder of the Charged Property and all payments made on account of the Obligations and the accessories thereof will belong to the Creditor without return or compensation. The Creditor will not be obliged to compensate or indemnify the Grantor or any other person for any cause whatsoever.
5.2.3 Sale of Charged Property
In the event that the Creditor exercises its right to sell the whole or any portion of the Charged Property by judicial authority or pursuant to a sale by the Creditor, the following will apply:
(a) Such Charged Property may be sold subject to and upon such terms and conditions (including, without limitation, terms extending credit) by way of one (1) or more sales by private agreement, call for tenders or public auction or combinations thereof as the Creditor or the Administrator sees fit, acting reasonably, and the Creditor or the Administrator may, at any time, change or substitute any method of sale for any other method of sale of such Charged Property;
(b) In any call for tenders, the Creditor or Administrator will not be obliged to accept the highest offer or any offer and, in the event that no offer is accepted, may proceed to sell such Charged Property by any other method; and
(c) The Grantor expressly agrees that the Creditor will not be required to obtain or present to the Court any appraisals of such Charged Property and that such Charged Property may be sold without any upset price therefor.
6.	CLAIMS

6.1	The Creditor may, in the event of the occurrence and during the continuance of an Event of Default, withdraw the authorization of the Grantor to collect the Claims as they fall due and, thereafter, the following will apply:
(a) The Creditor will be the only party authorized and entitled to collect, dispose of and deal with the Claims;
(b) The Creditor will have the right to collect, dispose of and deal with the Claims as it may deem expedient including, without limiting the generality of the foregoing, to demand, sue for, enforce, recover and receive payment of the Claims and to compound, compromise, grant extensions, take and give up securities, accept compositions and grant releases and discharges with respect thereto, the whole without notice to the Grantor and without any liability for any loss resulting therefrom;
(c) Actions to enforce rights with respect to the Claims may be instituted by the Creditor, at its discretion, in its own name, in the name of the Grantor, or in the name of the Creditor and the Grantor jointly; and
(d) The Creditor will not be obliged to inform the Grantor of any irregularity in the payment of any of the Claims.
6.2	All amounts collected or received by the Grantor in respect of the Claims (after the occurrence and during the continuance of an Event of Default) will be deemed to have been collected or received by the Grantor as mandatary of the Creditor and will be deposited into such bank accounts as are acceptable from time to time to the Creditor. At all times after the Creditor has withdrawn the right of the Grantor to collect the Claims in accordance with Clause 6.1 hereof, all amounts collected or received by the Grantor in respect of the Claims will be received by the Grantor as mandatary for the Creditor and will be remitted to the Creditor in identical form as received.

7.	APPLICATION AND IMPUTATION OF PROCEEDS

7.1.	Notwithstanding any provisions of Law to the contrary, the proceeds of enforcement of any rights of the Creditor with respect to the Charged Property, including, without limitation, proceeds of any sale of the Charged Property by the Creditor and collections of any Claims, will be applied in accordance with the Security Agreement.

7.2.	The Creditor shall have the right to impute any amounts or proceeds received by it from or for the account of the Grantor, whether pursuant to the terms hereof or as a result of a judicial or other sale, or as an inducement to grant mainlevée or discharge hereof or otherwise, against any portion of the Obligations which it, in its sole discretion, determines and from time to time to vary such determination, the whole notwithstanding any pretended contrary imputation by the Grantor or by any other party.

7.3.	If the proceeds of the realization of the Charged Property are insufficient to pay the entire Obligations, the Grantor shall remain liable and forthwith pay such deficiency to the Creditor.

8.	COSTS AND SEPARATE HYPOTHEC

8.1.	In addition to its obligation to pay and/or reimburse to the Creditor all costs and expenses referred to herein (in general and under Clause 5.2.1 hereof in particular) and referred to in the Security Agreement, the Grantor hereby agrees and undertakes to pay and/or reimburse to the Creditor the full amount of the Costs upon the Creditor’s simple demand therefore.

8.2.	As continuing and collateral security for the obligation of the Grantor to pay and/or reimburse to the Creditor all of the Costs, the Grantor hereby further hypothecates all of the Charged Property now or hereafter situated in the Province of Quebec to and in favour of the Creditor for and in a further amount equal to twenty percent (20%) of the Hypothec Amount.

8.3.	The Separate Hypothec shall subsist and operate completely separately from and independently of the Hypothec.

8.4.	In the event of enforcement of the Security over any of the Charged Property now or hereafter situated in the Province of Quebec, the Creditor shall be automatically (and without necessity of any notices or formalities other than those strictly required by the Law) entitled to enforce the Separate Hypothec against any of the Charged Property now or hereafter situated in the Province of Quebec. In such event, the provisions hereof regarding enforcement of the Hypothec (in general and pursuant to Clauses 5.1 and 5.2 hereof in particular) shall apply to enforcement of the Separate Hypothec, mutatis mutandis. Any enforcement of the Separate Hypothec shall subsist and operate completely separately from and independently of the Hypothec and enforcement of the Hypothec.

8.5.	The Hypothec and the Separate Hypothec shall rank pari passu against all of the Charged Property.

9.	REMEDIES CUMULATIVE

9.1.	The different recourses of the Creditor hereunder are cumulative and not alternative. The rights and remedies of the Creditor hereunder are in addition to every other right and remedy now or hereafter existing in favour of the Creditor, whether by law or otherwise.

10.	WAIVERS

10.1.	No delay or failure on the part of the Creditor in exercising any right or remedy hereunder shall affect such right or remedy, nor shall any single or partial exercise hereof preclude any further exercise thereof or the exercise of any other right or remedy. Any waiver by the Creditor of any of its rights or remedies hereunder will be valid only if express and in writing. No waiver shall be deemed to be or constitute a waiver of any other rights or remedies of the Creditor. In no event will the Creditor’s acceptance, after the full payment of the Obligations may have become due and payable, of any partial payment, be deemed to alter or affect the Creditor’s rights with respect to any subsequent payment or default thereon. Moreover, should the Creditor grant or tolerate any extension or delay for payment or performance of any obligations of the Grantor, such extension, delay, indulgence or tolerance will not be deemed an acquiescence by the Creditor in such default or waiver of any of the Creditor’s rights and remedies hereunder or in respect of any future default.

11.	CREDITOR NOT LIABLE

11.1.	The Creditor shall not be liable or accountable for any failure to seize, collect, realize, dispose of, enforce or otherwise deal with the Charged Property, shall not be bound to institute proceedings for any such purposes or for the purpose of preserving any rights of the Creditor, the Grantor or any other person, firm or corporation in respect of the Charged Property and shall not be liable or responsible for any loss, cost or damage whatsoever which may arise in respect of any such failure including, without limitation, resulting from the negligence of the Creditor or any of its officers, servants, agents, solicitors, attorneys, Administrators, receivers or otherwise, except for the intentional or gross fault of the Creditor. Neither the Creditor nor its officers, servants, agents, Administrators or receivers shall be liable by reason of any entry into possession of the Charged Property or any part thereof, to account as a mortgagee in possession, for anything except actual receipts, for any loss on realization, for any act or omission for which a mortgagee in possession might be liable, for any negligence in the carrying on or occupation of the business or undertaking of the Grantor as provided herein or for any loss, cost, damage or expense whatsoever which may arise in respect of any such actions, omissions or negligence, except for the actual bad faith, intentional or gross fault of the Creditor.

12.	NATURE OF OBLIGATIONS AND SECURITY

12.1.	The Security secures and will continue to secure the Obligations on a continuing and fluctuating basis and is and will be valid notwithstanding that the whole or any portion of the prestations in consideration of which the Grantor has undertaken its obligations towards the Creditor have not yet been received and notwithstanding that the whole or any portion of the Obligations may not yet exist. The Separate Hypothec secures and will continue to secure the Costs on a continuing and fluctuating basis and is and will be valid notwithstanding that the whole or any portion of the prestations in consideration of which the Grantor has undertaken its obligations towards the Creditor have not been received and notwithstanding that the whole or any portion of the Costs may not yet exist.

12.2.	The Security shall remain in full force and effect (for the full Hypothec Amount and additional hypothec amount) unless and until no amounts whatsoever are owing (absolutely or contingently) under the Obligations and the Creditor is not, in any manner whatsoever, obliged (absolutely or contingently) to extend any credit under the Obligations. The Security will not be extinguished, reduced, novated or otherwise affected by any payments made to or amounts received by the Creditor, directly or indirectly, from the Grantor or any other party or as a result of any insurance indemnities arising from loss or damage to any of the Charged Property or by reason of the collection of any Claims. The Separate Hypothec shall remain in full force and effect unless and until no amounts whatsoever are owing (absolutely or contingently) under the Obligations and/or the Costs and the Creditor is not, in any manner whatsoever, obliged (absolutely or contingently) to extend any credit under the Obligations.

12.3.	Should the Obligations at any time be fully extinguished without an express discharge of the Security, and should new Obligations arise, the Security will secure the new Obligations in the same manner and to the same extent as if there had never occurred an extinction of the old Obligations and the Grantor is and will be obligated under the provisions hereof. The Grantor will be deemed to have obligated itself for the new Obligations pursuant to the provisions hereof and the Security will secure such new Obligations.

13.	NO NOVATION

13.1.	Neither the taking of any judgment nor the exercise of any of the rights available to the Creditor hereunder shall operate to novate or otherwise extinguish the liability of the Grantor to make payment of or satisfy the Obligations.

14.	OTHER SECURITY

14.1.	The Security and the Separate Hypothec are in addition to and not in substitution for nor deemed to be substituted by any other security now or hereafter held by or for the benefit of the Creditor and shall not be diminished or novated or otherwise affected by any other security or any promissory note or other evidence of indebtedness which the Creditor or any party for the benefit of the Creditor may have or obtain from the Grantor or any other person, nor shall any other security or note or evidence of indebtedness be diminished or novated or otherwise affected hereby.

15.	GOVERNING LAW

15.1.	This agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada in force.

16.	INTERPRETATION

16.1.	Any word herein contained in the singular number will include the plural; any word importing any gender will include the masculine, feminine and neuter genders; any word importing a person will include a corporation, a partnership and any other entity and vice-versa. The headings of this agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof or the construction or interpretation of this agreement.

17.	OTHER DOCUMENTS

17.1.	The Grantor undertakes to perform all acts and enter into all documentation which may be useful or necessary or required by the Creditor for purposes of giving full force and effect to the provisions hereof or to perfect the rights of the Creditor hereunder including, without limitation, the right to recover and collect the Claims and to exercise all rights, recourses and remedies as herein set forth.

18.	SEVERABILITY

18.1.	This agreement shall not be considered as an indivisible whole and every provision of this agreement is and shall be independent of the other. In the event that any part of this agreement is declared invalid, illegal or unenforceable, then the remaining terms, clauses and provisions of this agreement shall not be affected by such declaration and all of the remaining clauses of this agreement shall remain valid, binding and enforceable.

19.	PARAMOUNTCY

19.1.	In the event of any inconsistency between the terms hereof and those contained in the Security Agreement, the terms of the Security Agreement shall prevail. Nothing herein contained shall be construed as limiting any rights of the Creditor or obligations of the Grantor under the Security Agreement or any other agreements or documents presently or in the future existing between the Creditor and the Grantor.

20.	NOTICE

20.1.	All notices, requests and demands hereunder shall be given in accordance with the terms of the Security Agreement.

21.	COUNTERPARTS

21.1.	These presents may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same document.

22.	LANGUAGE

22.1.	The parties acknowledge that they have required that this agreement and all related documents be prepared in English./Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.
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IN WITNESS WHEREOF THE GRANTOR AND THE CREDITOR HAVE EXECUTED THE PRESENT HYPOTHECATION OF MOVABLES AT THE CITY OF MONTREAL, PROVINCE OF QUEBEC, THIS 20TH DAY OF SEPTEMBER, 2006.

VERSO TECHNOLOGIES, INC. Per:

/s/ Juliet M. Reising

Juliet M. Reising, Executive Vice President &
Chief Financial Officer

LAURUS MASTER FUND, LTD. Per:

/s/ David Grin

David Grin, Director